UPS CoreNotes by United Parcel Service

Filed Under Rule 433, Registration Statement No. 333-147737

Offer date:	9-Jun-08
Cut off:	13-Jun-08	11:00 am ET
Trade date:	13-Jun-08
Settlement Date:	18-Jun-08

Ratings:	Aa2/AA-	Senior Debt

Interest Rate Per Annum	Structure	Maturity	Call Date*	Settlement Date	Frequency	1st Payment Date	Public Price	Purchasing Agent’s	UPS Proceeds	Survivor’s Option	CUSIP
4.750%	8 1/2NC2	12/15/2016	6/15/2010	6/18/2008	Semi-Annual	12/15/2008	100.00	1.300%	98.7000	Yes	91131UJU9

* Callable at par, in whole, on each coupon date on or after the Call Date with not less than 30 calendar days’ prior notice

* Coupon pays according to stated payment frequency; 30/360; unadjusted

Note: Merrill Lynch & Co. acted as principal on this transaction.

United Parcel Service, Inc. (“UPS”) has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents UPS has filed with the SEC for more complete information about UPS and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, UPS, Merrill Lunch & Co. or any selling agent participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-500-5408.

Merrill Lynch Sales Desk - (212) 449-5107

Rick Perretti, Gary Kobes, Adam Genther and Vincent Tarantola